Exhibit 3.2

LIMITED LIABILITY COMPANY AGREEMENT

OF

CHENIERE ENERGY PARTNERS LP HOLDINGS, LLC

(A Delaware Limited Liability Company)

This LIMITED LIABILITY COMPANY AGREEMENT OF CHENIERE ENERGY PARTNERS LP HOLDINGS, LLC (this “Agreement”), dated as of July 30, 2013, is hereby adopted by the sole Member (as defined below).

1. Formation. Cheniere Energy Partners LP Holdings, LLC (the “Company”) has been formed as a Delaware limited liability company under and pursuant to the Delaware Limited Liability Company Act, as amended from time to time (the “Act”). The Certificate of Formation (the “Certificate”) has been filed on July 29, 2013 with the Secretary of State of the State of Delaware.

2. Name. The name of the Company is, and the business of the Company shall be conducted under the name of, “Cheniere Energy Partners LP Holdings, LLC”.

3. Term. The Company commenced its existence on the effective date of the filing of the Certificate. The Company shall continue until terminated pursuant to Section 12.

4. Registered Office. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Certificate, or such other place as the Member may designate in the manner provided by law. The registered agent for service of process at such address shall be the initial registered agent named in the Certificate, or such other person as the Member may designate in the manner provided by law.

5. Purposes. The purposes of the Company are to carry on any lawful business, purpose, or activity for which limited liability companies may be formed under the Act.

6. Sole Member. Cheniere Energy, Inc. shall be the sole member of the Company (the “Member”).

7. Contributions. The Member has agreed to make an initial contribution to the capital of the Company in the amount of $1,000.00. Without creating any rights in favor of any third party, the Member may, from time to time, make additional contributions of cash or property to the capital of the Company, but shall have no obligation to do so.

8. Distributions. The Member shall be entitled (a) to receive all distributions (including, without limitation, liquidating distributions) made by the Company and (b) to enjoy all other rights, benefits, and interests in the Company.

9. Management. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under, a Board of Directors (the “Board”) to be comprised of such number of directors (“Directors”) as shall be determined by the Member. The Board shall possess all rights and powers which are possessed by managers under the Act and otherwise by law, pursuant to Section 18-402 of the Act, subject to the provisions of this Agreement. The Board may exercise all such powers of the Company and do all such lawful acts and things as are not directed or required to be exercised or done by the Member by the Act, the Certificate or this Agreement. The number of Directors shall initially be three; but the number of Directors may be changed by the Member. Directors are appointed, and may be removed at any time, with or without cause, by the Member. The initial Directors of the Company shall be Charif Souki, H. Davis Thames and Meg A. Gentle. Directors need not be residents of the State of Delaware or members of the Company. The Board, in its discretion, may (i) elect a chairman of the Board who shall preside at any meetings of the Board and (ii) appoint one or more officers with such power and authority as the Board may designate. At all meetings of the Board, the presence of a majority of the Directors (a “Majority”) shall be necessary and sufficient to constitute a quorum for the transaction of business unless a greater number is required by the Act. At a meeting at which a quorum is present, the act of a Majority shall be the act of the Directors, except as otherwise provided by the Act, the Certificate or this Agreement. If a quorum shall not be present at any meeting of the Managers, the Managers present at the meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

10. Indemnification. Each Member, Director and officer shall be indemnified and held harmless by the Company, including advancement of expenses, but only to the extent that the Company’s assets are sufficient therefore, from and against all claims, liabilities, and expenses arising out of any act performed or omitted to be performed in connection with the management of the Company’s affairs, including reasonable attorneys’ fees incurred by such Member, Director or officer in connection with the defense of any action based on any such act or omission, but excluding those claims, liabilities and expenses caused by the gross negligence or willful misconduct of such Member, Director or officer, subject to all limitations and requirements imposed by the Act. These indemnification rights are in addition to any rights that any Member, Director or officer may have against third parties. The foregoing indemnification specifically includes those claims that arise out of the indemnified party’s sole, joint or contributory negligence, but specifically excludes those claims that arise out of the indemnified party’s willful misconduct, fraud or gross negligence. To the extent that an indemnified party is a party to this Agreement, such indemnified party would not have entered into this Agreement if not for this indemnification.

11. Limitation of Liability. The Member shall not be personally liable for any debts, liabilities or obligations of the Company, except for (i) such Member’s liability to make the capital contributions required in this Agreement, and (ii) the amount of any distributions made to such Member that must be returned to the Company pursuant to the Act. No Director, by reason of his or her acting as a Director of the Company, shall be obligated personally for any debts, obligations or liabilities of the Company.

12. Dissolution. The Company shall dissolve and its affairs shall be wound up at such time, if any, as the Member may elect. No other event (including, without limitation, an event described in Section 18-801(a)(4) or (5) of the Act) will cause the Company to dissolve.

13. Governing Law. This Agreement and the application or interpretation hereof, shall be governed exclusively by the laws of the State of Delaware, and specifically the Act, excluding any conflicts of laws rule or principle that might refer the governance or construction of this Agreement to the law of another jurisdiction.

14. Subject to All Laws. The provisions of this Agreement shall be subject to all valid and applicable laws, including, without limitation, the Act, as now or hereafter amended, and in the event that any of the provisions of this Agreement are found to be inconsistent with or contrary to any such valid laws, the latter shall be deemed to control and this Agreement shall be deemed modified accordingly, and, as so modified, to continue in full force and effect.

15. Amendment. This Agreement shall not be amended or modified except by an instrument in writing signed by or on behalf of the Member.

[Signature Page to Follow]

IN WITNESS WHEREOF, the undersigned, being the sole member of the Company, has caused this Agreement to be duly executed as of the day and year first above written.

Cheniere Energy, Inc.

By:	/s/ H. Davis Thames
Name: H. Davis Thames
Title: Senior Vice President and Chief Financial Officer